Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Third Quarter 2011 Results

New Hampton, NY, November 2, 2011 – Balchem Corporation (NASDAQ: BCPC)
reported as follows (unaudited) for the period ended September 30, 2011.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended September 30,

	2011	2010

Net sales	$74,439	$63,910
Gross profit	22,617	20,233
Operating expenses	7,442	7,215
Earnings from operations	15,175	13,018
Other income (expense)	63	(73)
Earnings before income tax expense	15,238	12,945
Income tax expense	4,453	4,452
Net earnings	$10,785	$8,493

Basic net earnings per common share	$0.38	$0.30
Diluted net earnings per common share	$0.36	$0.29

Shares used in the calculation of diluted net earnings per common share	30,311	29,667

For the Nine Months Ended September 30,

	2011	2010

Net sales	$222,134	$185,271
Gross profit	65,158	56,763
Operating expenses	22,626	20,810
Earnings from operations	42,532	35,953
Other income	434	204
Earnings before income tax expense	42,966	36,157
Income tax expense	13,697	12,296
Net earnings	$29,269	$23,861

Basic net earnings per common share	$1.03	$0.86
Diluted net earnings per common share	$0.97	$0.81

Shares used in the calculation of diluted net earnings per common share	30,212	29,515

Balchem Corporation (NASDAQ:BCPC)

Record Quarterly Results for Earnings

For the third quarter ended September 30, 2011, the company achieved record net earnings of $10.8 million, an increase of $2.3 million, or 27.0% over the prior year comparative quarter. The $10.8 million generated diluted net earnings per common share of $0.36 versus $0.29 for the prior year comparable period, an increase of 24.1%.  Net sales of $74.4 million were achieved for the quarter which is an increase of 16.5% above the $63.9 million result of the prior year comparative quarter.

In this third quarter of 2011, sales of the Animal Nutrition & Health (“ANH”) segment, including specialties, choline and industrial derivative product sales, totaled $51.2 million, an increase of 20.9% or $8.8 million from the prior year comparable quarter. Our global feed grade choline product sales were up double digit, principally a result of increased volumes sold from our North American operations to both domestic and especially international customers, along with increases in selling price which partially offset raw material cost increases. We continue to contest raw material price escalation; however, where necessary, we implement price increases within contractual guidelines. While the number of chick placements for U.S. broiler meat production in the quarter was down from a year earlier, average live bird weights were much higher than during the same period in 2010. Data from USDA Broiler statistics project that broiler chick placements and egg sets will be lower for the comparative fourth quarter due to continued high grain prices, along with only minor improvements in the domestic economy. Export sales are expected to remain stable for the balance of the year. ANH specialty ingredients, largely targeted to the ruminant animal markets, realized approximately 26% sales growth from the prior year comparable quarter, as regional US and certain export markets showed improvement in dairy economics, supporting greater volume demand for these products despite relatively high feed prices. Particularly strong were sales of Reashure®, Nitroshure™ and Aminoshure-L®, our rumen protected lysine.  Sales of industrial grade products again realized significant growth from the prior year comparable quarter, and comprised approximately 31% of the sales in this segment for the quarter. This improvement came from sales of various choline and choline derivatives for industrial applications, including natural gas fracking, as well as intermediate sales of our Italian-produced methylamines. Earnings from operations for the entire ANH segment increased approximately 21% to a quarterly record of $7.3 million as compared to $6.1 million in the prior year comparable quarter, largely due to improved volumes sold. In this quarter, due to the traditional European summer holiday schedule, our results reflect unfavorable manufacturing variances at our Italian facility. Production in this facility has now returned to normalized levels.

The ARC Specialty Products segment generated record quarterly sales of $12.2 million, an increase of 12.8% from the comparable prior year quarter. This increase was principally the result of strong volumes of ethylene oxide sold for medical device sterilization. Propylene oxide sales, particularly for nutmeat fumigation, also continued to show steady, improving revenue growth. Earnings from operations for this segment, at $4.7 million, improved 5.0% from the prior year comparable quarter, as the benefits of the increased volumes sold of ethylene oxide were partially offset by continued increases in petro-chemical commodities.

Sales of the Food, Pharma & Nutrition segment were $11.0 million, which was a modest 2.8% improvement over the prior year comparable quarter. In the quarter, we realized double digit growth in sales of our human choline products for nutritional enhancement. Food sector sales, while shy of our prior year results, did increase sequentially from quarter two, with steady sales of encapsulated ingredients for baking, prepared food, preservation and confection markets, particularly into international markets. Earnings from operations for this segment increased approximately 27.6% to a quarterly record of $3.2 million, reflecting a favorable product mix and the favorable earnings impact of our previously announced decision to sell the calcium product line.

Balchem Corporation (NASDAQ:BCPC)

Consolidated gross margin for the quarter ended September 30, 2011 improved to $22.6 million, as compared to $20.2 million for the prior year comparable period. Gross margin percentage declined slightly to 30.4% of sales as compared to 31.7% in the prior year comparative period, principally due to the previously mentioned raw material cost increases. We did, however, realize a $2.4 million increase, which was principally a result of increased sales volumes and sequentially we have improved our margin by 1.2 percentage points, as we continue to leverage our plant capabilities, driving supply chain efficiencies and broadening product applications of our human and animal health specialty products into both the domestic and international markets.  During the quarter, in response to growing demand for encapsulated ANH specialty ingredients, we successfully introduced two products developed with a new encapsulation technology.  This new manufacturing technology is expected to lower our overall cost for certain products, facilitate higher throughput in our ANH encapsulation process and reduce the production animal dosage cost to herd managers.  Operating (Selling, R&D, and General and Administrative) expenses at $7.4 million were up 3.1% from the prior year comparable quarter; however, they did decline as a percentage of sales to 10.0% from 11.3% in the prior year quarter. Our effective income tax rates for the third quarters of 2011 and 2010 were 29.2% and 34.4%, respectively. The decrease in our effective rate for the quarter ended September 30, 2011 was principally a result of favorable adjustments related to changes in state income tax apportionment and increases in certain tax credits.

For the nine months ended September 30, 2011, consolidated net sales have increased 19.9% to $222.1 million versus $185.3 million in the comparable prior year period. Net earnings have increased 22.7% to $29.3 million, generating $0.97 per diluted share, versus net earnings of $23.9 million, or $0.81 per diluted share, in the prior year comparable period, an earnings per share improvement of 19.8%.

The company continues to maintain a healthy balance sheet with diligent working capital controls, particularly effective inventory and accounts receivable management. The $137.6 million of net working capital on September 30, 2011 included a cash balance of $104.9 million, up from $77.3 million at December 31, 2010, reflecting continued strong cash flows.

Commenting on these third quarter results, Dino A. Rossi, Chairman, CEO and President of Balchem said, “The third quarter results continue to reflect the robustness of our diversified, yet balanced, growth platforms. While all three segments did not achieve record levels, overall volume growth of 6%, combined with improved product mix, drove a very exciting 16.5% top line growth. Persistent escalation of raw material costs continue to be a challenge, but our supply chain efforts to minimize these increases and methodically advise customers about new pricing is working well. While these activities led to comparative quarter gross margin erosion, we did show sequential quarterly gross margin improvement. The volume growth generated ongoing plant efficiencies, efficiencies required to help meet our customer marketplace challenges and support the strong, growing global demand for our products. In this quarter, the launch of two new products for ANH Specialties, based on new innovative encapsulation technology, has gone very well, leading to the improved product mix noted earlier. These consolidated results continue to strengthen our balance sheet, which will facilitate both innovative organic and acquisitive growth objectives.”

Balchem Corporation (NASDAQ:BCPC)

Quarterly Conference Call
A quarterly conference call will be held on Wednesday, November 2, 2011 at 11:00 AM Eastern Time (ET) to review third quarter 2011 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Friday, November 11, 2011. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #381713. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2010. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:  Karin McCaffery, Balchem Corporation
Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
ARC Specialty Products	$12,197	$10,812	$35,516	$30,702
Food, Pharma & Nutrition	10,993	10,696	32,920	31,245
Animal Nutrition & Health	51,249	42,402	153,698	123,324
Total	$74,439	$63,910	$222,134	$185,271

Business Segment Earnings:
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
ARC Specialty Products	$4,677	$4,455	$13,595	$11,385
Food, Pharma & Nutrition	3,151	2,470	8,495	7,298
Animal Nutrition & Health	7,347	6,093	20,442	17,270
Interest and other income (expense)	63	(73)	434	204
Total	$15,238	$12,945	$42,966	$36,157

Selected Balance Sheet Items
	September 30,	December 31,
	2011	2010
Cash and Cash Equivalents	$104,872	$77,253
Accounts Receivable	36,415	32,050
Inventories	18,431	15,720
Other Current Assets	3,168	4,629
Total Current Assets	162,886	129,652

Property, Plant, & Equipment (net)	44,484	43,388
Other Assets	52,632	55,584
Total Assets	$260,002	$228,624

Current Liabilities	$25,252	$29,508
Long-Term Obligations	10,753	11,649
Total Liabilities	36,005	41,157

Stockholders' Equity	223,997	187,467

Total Liabilities and Stockholders' Equity	$260,002	$228,624